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                                 [LETTERHEAD]


                                                                     Exhibit 5.1

                                October 16, 1996



Community First Bankshares, Inc.
520 Main Avenue
Fargo, North Dakota  58124

     Re:  Registration Statement on Form S-4
          ----------------------------------

Ladies and Gentlemen:

     In connection with the Registration Statement on Form S-4 filed by Community First Bankshares, Inc. (the "Company") with the Securities and Exchange Commission on October 16, 1996 relating to the registration of 5,170,828 shares of Common Stock, $.01 par value (the "Shares"), to be issued by the Company in connection with the proposed merger of Mountain Parks Financial Corp. with and into the Company, please be advised that as counsel to the Company, upon examination of such corporate documents and records as we have deemed necessary or advisable for the purposes of this opinion, it is our opinion that:

     1. The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware.

     2. All necessary corporate action on the part of the Company has been taken to authorize the issuance of the Shares to be issued in connection with such merger and, when issued pursuant to the merger as contemplated by the Registration Statement, the Shares will be legally issued, fully paid and nonassessable.

     We hereby consent to (i) the filing of this opinion as an exhibit to the Registration Statement and (ii) to the reference to our firm under the heading "Legal Matters" in the Joint Proxy Statement/Prospectus comprising a part of the Registration Statement.

                              Very truly yours,



                              LINDQUIST & VENNUM P.L.L.P.